FOR IMMEDIATE RELEASE

IFF REPORTS STRONG FIRST QUARTER SALES AND EARNINGS NEW WINS DRIVE SALES GROWTH OF 15% COMPANY UPDATES GUIDANCES FOR 2004

New York, N.Y., April 29, 2004 ... International Flavors & Fragrances Inc. (NYSE: IFF) (“IFF” or “the Company”) reported diluted earnings per share for the first quarter 2004 of $.59 compared to $.34 for the prior year quarter, an increase of 74%. The 2003 results include $20.4 million ($13.5 million after tax or $.14 per share) of restructuring and other charges related to the Company’s reorganization plan. Excluding the effects of these charges, first quarter 2004 diluted earnings per share increased 23% in comparison to the prior year quarter.

First quarter 2004 sales totaled $535.0 million, increasing 15% in comparison to the prior year quarter. Reported sales for the 2004 quarter benefited from the strengthening of various currencies in relation to the U.S. dollar; had exchange rates remained constant, sales for the first quarter 2004 would have increased 6% in comparison to the prior year quarter.

Sales for the first quarter were strong in all geographic regions although performance in Europe was primarily the result of favorable currency translation. For the quarter, sales performance by region was as follows:

•	North America flavor sales grew 18% while fragrances grew 13%; in total, sales in the region grew 15%. The flavor sales performance was driven by new wins and continued strong order activity across the entire customer portfolio. Fragrance sales for the quarter increased in all product categories with fine fragrance sales increasing 10%, functional fragrances 13% and aroma chemical sales 14%.
•	European sales increased 14% with fragrances increasing 15% and flavors 14%; sales results benefited from the strength of the Euro and Pound sterling. Local currency sales declined 1% in both flavors and fragrances. Local currency sales of functional and fine fragrances increased 4% and 2%, respectively; aroma chemical sales declined 10%. The local currency performance reflects modest improvement in some of the major economies of Western Europe, most notably in France, Italy and Great Britain, offset by weaker sales in Eastern Europe, the Middle East and Africa.
•	Asia Pacific sales increased 15% with fragrances increasing 13% and flavors 17%; sales results benefited from the strength of the Yen and the Australian dollar. Local currency flavor and fragrance sales each increased 7%. This strong performance reflects improving economic conditions in the region and the benefit of significant new wins in both fine and functional fragrances. Local currency sales growth was strongest in Greater China, Thailand and Vietnam, with respective increases of 16%, 29% and 48%. Australia, Indonesia, South Korea and Taiwan all grew in the low- to mid-single digits. Japan sales were flat in local currency which, due to the strength of the Yen, resulted in a 10% increase in reported dollars.
•	Latin American sales increased 9% in both flavors and fragrances. Mexico and Brazil flavor sales grew 9% and 5%, respectively, while Venezuela and Central America increased 91% and 50% respectively. Fragrance sales in Argentina, Venezuela and Central America increased 25%, 89% and 27%, respectively, while Mexico, Brazil and Colombia sales increased 5%, 6% and 11%, respectively. Performance in the region reflects improved economic conditions and the benefit of new wins in both flavors and fragrances.

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•	India sales increased 31% in local currency and 34% in reported dollars. Local currency fragrance sales increased 25% resulting in a 30% increase in reported dollars. Flavor sales increased 37% in local currency, resulting in a 38% increase in reported dollars. In both flavors and fragrances, the sales performance reflected the benefit of new flavor and fragrance wins and the continued strength of IFF’s business in the Indian market.

Net income for the quarter increased 76% in comparison to the prior year quarter. Excluding the impact of restructuring and other charges from the 2003 quarter, net income increased 24% in comparison to the prior year. Gross profit as a percentage of sales increased to 42.7% of sales from 42.0% in the prior year, primarily because of the improved sales performance. Research and development expenses totaled 8.3% of sales compared to 8.4% in the prior year quarter, consistent with the Company’s intended level of R&D spending. Selling, General and Administrative expenses, as a percentage of sales, increased to 16.8% from 16.3%; this increase resulted mainly from higher expense accruals under the Company’s incentive compensation plans, based on the first quarter’s sales and operating performance. Operating margin in the quarter, as a percentage of sales, improved to 16.9% of sales, compared to 16.6% of sales in the 2003 quarter; the improvement was primarily attributable to the improved sales and the continued benefit of the cost reduction actions undertaken in 2003. Interest expense declined 20% from the prior year as a result of the Company’s interest rate management and debt reduction initiatives.

Richard A. Goldstein, Chairman and Chief Executive Officer of IFF, said, “I’m pleased with our first quarter performance, especially following the strong performance achieved in the fourth quarter 2003. The actions that we have taken over the past several years to better our processes, increase efficiencies and improve customer service are clearly paying off. IFF has become a more effective and streamlined operation with a solid foundation for continued success in increasing shareholder value.

“Our results were mainly driven by new customer wins and strong demand for our core flavor and fragrance products. Our improved sales and operating performance is largely due to our continued focus on customer service and our research and development initiatives – the keys to our future success. Our strong growth in nearly all geographic regions reaffirms my confidence that we are on the right track to meeting our expectations for 2004 and for sustained profitable growth in the years ahead.”

Updated Outlook for 2004

IFF now expects local currency sales growth in 2004 to be in the low-to mid-single digits in comparison to 2003. Based on current exchange rates, such local currency growth is expected to result in a high-single digit increase in reported dollars.

IFF intends to grant restricted stock units (“RSU’s”) in May 2004 as an element of its incentive compensation plans for all eligible U.S. - based employees and a majority of eligible overseas employees. Vesting of the RSU’s for the Company’s senior management will be performance and time based; for the remainder of eligible employees, vesting will be time based. As a result, the Company expects to record $4.5 million to $6.0 million in pre-tax compensation expense during 2004; the actual expense will depend upon the value of the Company’s stock and the number of RSU’s granted. Such compensation expense was not contemplated in previous earnings guidance provided by the Company.

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After consideration of the expense attributable to the RSU’s, IFF continues to expect earnings per share for 2004 to be in the range of $2.24 to $2.31. This expected performance represents an increase in earnings per share of between 6% and 9% over comparable 2003 results of $2.12 per share. For purposes of this comparison, the 2003 per share results exclude the impact of restructuring and other charges; including the effect of such charges, 2003 reported per share results were $1.83.

About IFF

IFF is the world’s leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 34 countries worldwide and annual sales exceeding $1.9 billion. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995
Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements, which may be identified by such words as “expect”, “anticipate”, “outlook”, “guidance”, “may” and similar forward-looking terminology, involve significant risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic, population health and political uncertainties; interest rates; the price and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments; and the fact that the outcome of litigation is highly uncertain and unpredictable and there can be no assurance that the triers of fact or law, at either the trial level or at any appellate level, will accept the factual assertions, factual defenses or legal positions of the Company or its factual or expert witnesses in any such litigation. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

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Conference Call
There will be a conference call today at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the first quarter 2004. The dial in number for U.S.-based participants is 877-502-9273; for international participants, the number is 913-981-5582. The pass code for the call is 524629.

A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Thursday April 29, 2004 and ending at Midnight on Thursday, May 13, 2004. The dial in number for the replay for U.S.-based listeners is 888-203-1112; for international listeners, the number is 719-457-0820. The replay pass code will be 524629.

The call can also be monitored via the World Wide Web at www.iff.com. Real Network’s Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company’s website for twelve months.

Contact Douglas J. Wetmore Senior Vice President and Chief Financial Officer Phone: 212-708-7145

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International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Quarter Ended March 31,
	2003	2004

Net sales	$466,224	$535,015
Cost of goods sold	270,447	306,786

Gross margin on sales	195,777	228,229
Research & development	38,962	44,648
Selling and administrative	76,115	89,726
Amortization	3,158	3,699

	77,542	90,156
Restructuring and other charges	(20,389)	--
Interest expense	(8,113)	(6,457)
Other income (expense), net	(2,526)	(1,425)

Pretax income	46,514	82,274
Income taxes	14,497	25,916

Net income	$32,017	$56,358

Including restructuring and other charges

Net income	$32,017	$56,358
Earnings per share - basic	$.34	$.60
Earnings per share - diluted	$.34	$.59

Excluding restructuring and other charges

Net income	$45,494	$56,358
Result per share - basic	$.48	$.60
Result per share - diluted	$.48	$.59

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International Flavors & Fragrances Inc. Consolidated Condensed Balance Sheet (Amounts in thousands)

	December 31, 2003	March 31, 2004

Cash & short-term investments	$12,555	$12,279
Receivables	339,725	389,000
Inventories	454,631	451,079
Other current assets	95,761	100,202

Total current assets	902,672	952,560

Property, plant and equipment, net	510,612	501,700
Goodwill and other intangibles, net	799,413	796,337
Other assets	94,195	91,429

Total assets	$2,306,892	$2,342,026

Commercial paper/notes payable - bank	$194,304	$196,924
Other current liabilities	331,741	330,564

Total current liabilities	526,045	527,488

Long-term debt	690,231	679,161
Non-current liabilities	347,985	351,348

Shareholders’ equity	742,631	784,029

Total liabilities and shareholders’ equity	$2,306,892	$2,342,026

Notes: 1. Capital spending in quarter-	$12 million

2. Depreciation in quarter-	$19 million

3.  At December 31, 2003 and March 31, 2004 long-term debt includes unamortized gains and FAS 133 mark to market adjustments of $38 million and $35 million respectively, on various interest rate swaps the Company has entered into; such gains have been deferred and are being amortized over the remaining term of the underlying debt and the mark to market adjustment is recorded each quarter.

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Quarter Ended March 31,

Average Shares Outstanding (in thousands):	2003	2004

Basic	94,158	94,233
Diluted	95,281	95,181

% Change in Sales by Region of Destination	Fragrances	Flavors	Total

North America	13	18	15

Europe - Reported	15	14	14
Europe - Local Currency	(1)	(1)	(1)

Latin America	9	9	9

Asia Pacific - Reported	13	17	15
Asia Pacific - Local Currency	7	7	7

India - Reported	30	38	34
India - Local Currency	25	37	31

Total - Reported	13	16	15
Total - Local Currency	5	7	6

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